Exhibit 3.1

AMENDMENT NO. 3 TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TESORO LOGISTICS GP, LLC
THIS AMENDMENT NO. 3 TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TESORO LOGISTICS GP, LLC (the “Amendment No. 3”), is made and entered into by and between Tesoro Corporation, a Delaware corporation (“Tesoro”), and Tesoro Refining and Marketing Company, a Delaware corporation (“TRMC”), effective as of this 15th day of November 2012 (the “Effective Date”).
RECITALS
WHEREAS, Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”), was formed on December 3, 2010;
WHEREAS, Tesoro, as the sole member of the General Partner, executed the Amended and Restated Limited Liability Company Agreement of the General Partner dated as of April 25, 2011, and Tesoro and TRMC amended that agreement on April 1, 2012 (together, the “LLC Agreement”); and
WHEREAS, Tesoro and TRMC now desire to amend the LLC Agreement to revise the membership interests as of the Effective Date.
NOW, THEREFORE, in consideration of the premises, covenants and agreements contained in the LLC Agreement and this Amendment No. 3, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.     Amendment to Exhibit A of the LLC Agreement. Exhibit A of the LLC Agreement is hereby amended and restated in its entirety to read as set forth in Annex A to this Amendment No. 3.
Section 2.     Limited Amendment. Except as expressly set forth herein, this Amendment No. 3 shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties hereto under the LLC Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the LLC Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
Section 3.    Governing Law, Construction. This Amendment No. 3 is governed by and shall be construed in accordance with the Law of the State of Delaware. In the event of a direct conflict between the provisions of this Amendment No. 3 and any mandatory, non-waivable provision of the Act, such provision of the Act shall control.
Section 4.     Capitalized Terms. Capitalized terms not otherwise defined in this Amendment No. 2 have the meanings set forth in the LLC Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 effective as of the first date written above.

TESORO:	TESORO CORPORATION, a Delaware corporation

	By:	/s/ Daniel R. Romasko
Daniel R. Romasko
Executive Vice President, Operations

TRMC:	TESORO REFINING AND MARKETING COMPANY, a Delaware corporation

	By:	/s/ Daniel R. Romasko
Daniel R. Romasko
Executive Vice President, Operations

Signature Page to Amendment No. 3 – TLGP LLC Agreement

ANNEX A

EXHIBIT A

MEMBERS

Member	Sharing Ratio	Capital Contribution
Tesoro Corporation	14%	$1,000.00 plus $63 million in assets contributed on April 26, 2010 in connection with the initial public offering of Tesoro Logistics LP.
Tesoro Refining and Marketing Company	86%
The Amorco Wharf assets, pursuant to the Contribution, Conveyance and Assumption Agreement effective date April 1, 2012.

The Long Beach assets, pursuant to the Contribution, Conveyance and Assumption Agreement effective date September 14, 2012.

The Anacortes Rail Facility assets, pursuant to the Contribution, Conveyance, and Assumption Agreement effective date November 15, 2012.